For additional information, contact:
Mark Fusler Director of Financial Reporting investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2019 SECOND QUARTER RESULTS

PHOENIX, November 8, 2018 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the second fiscal quarter ended September 29, 2018.
Financial highlights include the following:

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Net revenue for the second quarter of fiscal year 2019 totaled $241.5 million, up 20.4% from $200.5 million for the second quarter of fiscal year 2018. Net revenue for the first six months of fiscal 2019 was $487.9 million, a 19.8% increase from $407.3 million in the comparable prior year period. The increases were primarily from higher home selling prices from input cost inflation, modestly larger home sizes and improved home sales volume. Net revenue for the three and six months ended September 29, 2018 includes subcontracted pass-through services of $6.2 million and $12.8 million, respectively, which are now recognized on a gross basis rather than net of associated costs.

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Income before income taxes was $19.5 million for the second quarter of fiscal year 2019, a 129.4% increase from $8.5 million in the comparable quarter last year. For the first six months of fiscal 2019, income before income taxes increased 80.6% to $43.7 million from $24.2 million in the prior year period. The prior year’s second fiscal quarter was adversely impacted by Hurricane Harvey, which resulted in significant homeowners' insurance claims in our financial services segment and caused delays in manufacturing and retail sales, as well as new home inventory damage at certain company-owned retail centers. While not as severe, during the second quarter of fiscal year 2019, financial services results were adversely impacted by a windstorm in Arizona, which resulted in increased homeowners' insurance claims for the period. The Company's insurance subsidiary maintains reinsurance for loss events in excess of $1.5 million.

Income before income tax for the first six months of fiscal year 2019 also included a benefit of $1.1 million from unrealized gains on corporate investments recorded in other income, net. These unrealized gains were from this fiscal year's implementation of new accounting standards requiring unrealized gains and losses to be reported on the Consolidated Statement of Comprehensive Income instead of recording these amounts in accumulated other comprehensive income on the Consolidated Balance Sheet.

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Income tax expense was $3.9 million, resulting in an effective tax rate of 20.2% for the second quarter of fiscal year 2019 compared to $2.3 million and an effective tax rate of 27.3% in the same quarter of the prior year. For the six months ended September 29, 2018, income tax expense was $8.4 million, resulting in an effective tax rate of 19.2%. Income tax expense was $6.2 million with an effective rate of 25.7% for the prior six month period.

The Tax Cuts and Jobs Act (the "Tax Act"), which was enacted on December 22, 2017, reduced the federal corporate tax rate to 21% for our fiscal year ending March 30, 2019. Income tax expense also includes a benefit of $1.1 million and $2.3 million for the three and six months ended September 29, 2018, respectively, related to excess tax benefits from exercises of stock options, compared to a benefit of $300,000 and $1.7 million in the comparable prior year periods, respectively.

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Net income was $15.6 million for the second quarter of fiscal year 2019, compared to net income of $6.2 million in the same quarter of the prior year, a 151.6% increase. For the six months ended September 29, 2018, net income was $35.3 million, up 97.2% from net income of $17.9 million in the prior year period. Diluted net income per share was $1.67 and $3.80 for the three and six months ended September 29, 2018, respectively, compared to $0.67 and $1.96 for the comparable periods last year.

Commenting on the quarter, Daniel Urness, President and Acting Chief Executive Officer said, "We are pleased to report positive financial results for the quarter. Improvements in economic measures including increased consumer confidence, low unemployment and growth in jobs and wages have continued to support the homebuying ability of our customers. We are working to further increase manufactured home production volume through investments in homebuilding capabilities, processes, labor recruitment and employee retention efforts. Production staff training and quality assurance are also significant areas of focus given our diverse home product offerings and reputation for high standards of quality. Further, we believe that rising site-built housing prices, residential rent and interest rates make our high value, precision built homes increasingly sought after as an attractive affordable housing solution."
Mr. Urness also noted, "We were saddened by the harm inflicted by Hurricanes Florence and Michael in the Southeastern United States. Our operations were fortunately outside of the paths of the storms. We stand ready to meet the need for new homes that may result as the impacted areas rebuild. Additionally, we are willing and able to assist in building units for disaster relief, should the need arise."
Management Conference Call- Tomorrow, November 9, 2018, at 8:30 AM (Eastern Time)
Cavco’s management will hold a conference call to review these results tomorrow, November 9, 2018, at 8:30 AM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes, Palm Harbor Homes, Fairmont Homes, Friendship Homes, Chariot Eagle and Lexington Homes. The Company is also a leading producer of park model RVs, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Cavco’s mortgage subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer, a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; our ability to successfully integrate past acquisitions and any future acquisition or the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; a constrained consumer financing market; curtailment of available financing for retailers in the manufactured housing industry; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and housing demand fluctuations; net losses were incurred in certain prior periods and there can be no assurance that we will generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and continued turmoil in the credit markets; increased costs of healthcare benefits for employees; governmental and regulatory disruption; information technology failures and data security breaches; extensive regulation affecting manufactured housing; potential financial impact on the Company from the subpoena we received from the SEC; the risk of potential litigation or regulatory action arising from the SEC investigation and its findings; potential reputational damage that the Company may suffer as a result of the matters under investigation, as well as the results of the Audit Committee of the Board of Directors investigation; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2018 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 29, 2018	March 31, 2018
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$195,488	$186,766
Restricted cash, current	13,754	11,228
Accounts receivable, net	38,097	35,043
Short-term investments	13,462	11,866
Current portion of consumer loans receivable, net	31,327	31,096
Current portion of commercial loans receivable, net	10,909	5,481
Inventories	111,502	109,152
Prepaid expenses and other current assets	34,169	27,961
Total current assets	448,708	418,593
Restricted cash	453	1,264
Investments	33,149	33,573
Consumer loans receivable, net	62,021	63,855
Commercial loans receivable, net	22,920	11,120
Property, plant and equipment, net	65,108	63,355
Goodwill and other intangibles, net	82,856	83,020
Total assets	$715,215	$674,780
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,676	$23,785
Accrued liabilities	130,083	126,500
Current portion of securitized financings and other	40,969	26,044
Total current liabilities	196,728	176,329
Securitized financings and other	15,159	33,768
Deferred income taxes	8,580	7,577
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; Outstanding 9,097,359 and 9,044,858 shares, respectively	91	90
Additional paid-in capital	248,138	246,197
Retained earnings	246,723	209,381
Accumulated other comprehensive income (loss)	(204)	1,438
Total stockholders’ equity	494,748	457,106
Total liabilities and stockholders’ equity	$715,215	$674,780

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net revenue	$241,530	$200,507	$487,933	$407,323
Cost of sales	192,114	165,953	387,041	330,803
Gross profit	49,416	34,554	100,892	76,520
Selling, general and administrative expenses	30,035	26,153	59,248	52,458
Income from operations	19,381	8,401	41,644	24,062
Interest expense	(941)	(1,021)	(1,913)	(2,069)
Other income, net	1,077	1,119	3,922	2,157
Income before income taxes	19,517	8,499	43,653	24,150
Income tax expense	(3,941)	(2,317)	(8,386)	(6,215)
Net income	$15,576	$6,182	$35,267	$17,935

Net income per share:
Basic	$1.72	$0.69	$3.89	$1.99
Diluted	$1.67	$0.67	$3.80	$1.96
Weighted average shares outstanding:
Basic	9,079,679	9,020,834	9,064,007	9,013,917
Diluted	9,304,188	9,181,899	9,287,730	9,171,515

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net revenue:
Factory-built housing	$227,094	$187,380	$459,856	$380,262
Financial services	14,436	13,127	28,077	27,061
Total net revenue	$241,530	$200,507	$487,933	$407,323

Income before income taxes:
Factory-built housing	$16,880	$8,584	$38,488	$21,754
Financial services	2,637	(85)	5,165	2,396
Total income before income taxes	$19,517	$8,499	$43,653	$24,150

Capital expenditures	$2,197	$1,185	$3,876	$1,779
Depreciation	$1,090	$884	$2,110	$1,766
Amortization of other intangibles	$80	$92	$164	$184

Total factory-built homes sold	3,536	3,298	7,423	6,773

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